   Exhibit No. 23.2

Independent Auditors’ Consent

The Board of Directors
Cardinal Financial Corporation and subsidiaries:

We consent to the use of our report dated January 15, 2003 with respect to the consolidated statements of condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2002, incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia

December 29, 2003

CARDINAL FINANCIAL CORPORATION

S-8 Consent

December 29, 2003